UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

Cloud Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34547	26-3088162
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Ms. Jeane Hull as New Independent Director

On July 6, 2016, Cloud Peak Energy Inc. (“Cloud Peak Energy”) announced by press release that, effective July 5, 2016, Ms. Jeane Hull has been elected to the Cloud Peak Energy Board of Directors (“Board”) as a new independent director and will also serve as a member of the Audit Committee, the Compensation Committee and the Health, Safety, Environment and Communities Committee of the Board.  Ms. Hull has been elected to Class I to fill the vacancy resulting from the retirement of former Chairman Keith Bailey from the Board immediately following Cloud Peak Energy’s 2016 annual stockholders meeting.  Ms. Hull will therefore stand for re-election at Cloud Peak Energy’s 2019 annual stockholders meeting.

Ms. Hull retired from Peabody Energy Corporation in August 2015 where she served as Peabody’s Executive Vice President and Chief Technical Officer, with responsibility for global strategy and governance for health, safety and environment, supply chain, engineering, applied technologies and asset management functions.  Ms. Hull joined Peabody in 2007 as the Senior Vice President of Engineering and Technical Services and managed the global delivery of engineering, environmental, geology and design and construction services. She also served as Peabody’s Group Executive, Powder River Basin from 2008 to 2011 and assumed additional responsibility for Southwest Operations in 2010.

In 2015, Cloud Peak Energy sold coal to Peabody in the ordinary course of business.  The gross sales proceeds were approximately $19 million.  This amounted to approximately 1.7% of Cloud Peak Energy’s 2015 revenue and approximately 0.3% of Peabody’s 2015 revenue, as reported in their respective SEC filings. As a result of her service as Executive Vice President and Chief Technical Officer of Peabody until her retirement in August 2015, Ms. Hull may be deemed under SEC rules to have been a related party with an indirect interest in these transactions. There are no other related person transactions between Ms. Hull and Cloud Peak Energy in which Ms. Hull has a direct or indirect material interest requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Prior to joining Peabody, Ms. Hull served as Chief Operating Officer of Kennecott Utah Copper, a Rio Tinto company, from 2005 to 2007.  She held numerous management, engineering and operations positions with Rio Tinto and its affiliates from 1994 to 2007, and spent 12 years with Mobil Mining and Minerals and Mobil Chemical Company from 1982 to 1994.

A registered professional engineer, Ms. Hull holds a Bachelor of Science degree in civil engineering from South Dakota School of Mines and Technology and an M.B.A. from Nova University in Florida.

Ms. Hull will receive the following compensation for her services on the Board and the committees referenced above, as provided by Cloud Peak Energy’s current compensation program for its independent directors:

Element	Description	Amount
Annual Cash Fee for Board Service	Payable to the non-employee directors of the Board	$75,000

Annual Cash Fee for Committee Members	Audit Committee Member	$9,000
	Compensation Committee Member	$9,000
	Health, Safety, Environment and Communities Committee Member	$9,000

Grant of Restricted Stock Units

Shares of common stock are deliverable in the event of the director’s separation from service from the company due to the director’s death, disability, non-reelection to the Board, resignation from the Board with the prior consent of the Governance Committee or for any other reason, other than for cause.

		Units valued at $65,000 (initial grant) Units valued at $44,100 (pro rata 2016 annual grant)

Item 7.01                   Regulation FD Disclosure

A copy of the press release announcing the election of Ms. Jeane Hull as a new Cloud Peak Energy Director, as described under Item 5.02, is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01                   Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished herewith.

99.1                        Furnished press release announcing the election of Ms. Jeane Hull as a new Cloud Peak Energy Director

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: July 6, 2016	By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Furnished press release announcing the election of Ms. Jeane Hull as a new Cloud Peak Energy Director